Exhibit 10.46

2016 STOCK OPTION PLAN

SAMSON OIL & GAS LIMITED

2016 STOCK OPTION PLAN

1.          Purpose. The purpose of this Plan is to align the interests of Samson Oil & Gas Limited and its subsidiaries (collectively “Samson” or the “Company”) and Samson’s shareholders with those of its officers, directors and employees as well as other individuals providing services to Samson (“Eligible Persons”) by creating incentives for such persons to exert maximum efforts for the success of the Company. Issuances of options to subscribe for (“Options”) Samson’s ordinary shares (“Shares”) to Eligible Persons must comply with all applicable Australian laws, including the Australian Corporations Act and the Listing Rules, and with applicable U.S. laws, including state and federal securities laws, NYSE MKT rules and SEC rules (collectively, “Applicable Law”).

2.          Definitions. As used in this Plan, the following terms shall have the meanings indicated:

(a)          “ADSs” refers to Samson’s American Depositary Shares, each representing 200 Ordinary Shares

(b)           “ASX” means the Australian Securities Exchange.

(c)          “Board” means Samson’s Board of Directors excluding the Managing Director or, if the Board delegates its responsibilities under this Plan to the Compensation/Remuneration Committee or another committee of the Board, then such committee, provided, however, that the members of such Committee must be Outside Directors and otherwise meet all applicable requirements of Section 162(m) of the Code and Rule 16b-3 promulgated under the U.S. Securities Exchange Act of 1934 (“1934 Act”) and with any other Applicable Law.

(d)          “Covered Employee” means a “covered employee” as defined for purposes of Code Section 162(m).

(e)          “Code” means the Internal Revenue Code of 1986, as amended.

(f)          “Disability” means permanent and total disability as determined under Company’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the U.S. Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code, with respect to an Award subject to Section 409A of the Code.

(g)          “Continuous Service” means that the Participant’s service with the Company is not interrupted or terminated even if there is a change in the capacity in which the Participant renders service to the Company, provided that there is no interruption or termination between such different capacities.

(h)           “Employee” means an individual employed by the Company as determined pursuant to Section 3401(c) of the Code. An individual’s status as an employee shall be determined under Australian law for individuals providing services in Australia.

(i)          Fair Market Value” means, as of any date, the official closing sales price for the Shares on the ASX on the last market trading day prior to the day of determination. If the official closing price of ADSs as converted to Shares on the NYSE MKT on such date is different than the official closing price on the ASX, then the Fair Market Value shall be the higher of the ASX price and the NYSE MKT price. In the absence of a public trading market for the Shares, the Fair Market Value for any options granted to US Persons shall be determined in good faith by the Board in accordance with Section 409A of the Code and the regulations and other guidance promulgated thereunder. When comparing prices of Shares on the ASX and ADSs on the NYSE MKT, the official closing price of ADSs on the NYSE MKT will first be converted to ordinary share equivalents, in U.S. dollars, and then the ordinary share price in U.S. dollars will be further converted to Australian dollars using the exchange rate quoted by the Reserve Bank of Australia for that trading day.

(j)          “Incentive Stock Option” or “ISO” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(k)          “Initial Options” shall mean the Options described in Section 11 of this Plan.

(l)          “Listing Rules” shall mean the Listing Rules of the ASX, as amended.

(m)          “Nonqualified Stock Option” or “NQSO” means an Option that does not qualify as an Incentive Stock Option.

(n)          “NYSE MKT” shall mean the New York Stock Exchange’s NYSE MKT trading market.

(o)           “Option Agreement” means a written agreement that may, but need not be, entered into between the Company and a Participant setting forth the terms and conditions of an Option.

(p)          “Ordinary Shares” means Samson’s ordinary shares traded on the ASX

(q)          “Outside Director” means a member of the Board (a) who is an “outside director” for purposes of Section 162(m) of the Code and (b) who is not a current Employee or officer of the Company, does not receive compensation directly or indirectly from the Company or its parent or a subsidiary in any capacity other than as a Director, does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of SEC Regulation S-K and is not engaged in a business relationship that must be disclosed under Item 404(b) of Regulation S-K.

(r)          “Participant” means an Eligible Person who has been granted or holds an Option.

(s)          “Plan” means this 2016 Stock Option Plan of Samson Oil & Gas Limited.

(t)          “SEC” means the U.S. Securities and Exchange Commission.

3.          Options Subject to the Plan. Options granted under this Plan may only be granted if and to the extent that the Options and the Shares underlying the Options are authorized and issuable in accordance with Applicable Law.

4.          Grants of Options. The Board shall administer this Plan, including the grant of Options from time to time, in accordance with Applicable Law and this Plan. Except as otherwise provided in this Plan, the Board shall determine who shall be granted Options; when and how Options are granted; the exercise price, vesting schedule and other terms of Options granted (which need not be identical), the number of Shares underlying each Option and for US Persons, whether the Option is an Incentive Stock Option or an NQSO. The Board shall also have the power to interpret the terms of this Plan and of Options, and to establish, amend and revoke rules and regulations for their administration including but not limited to the correction of any defect, omission or inconsistency in this Plan or any Option.

5.          Incentive Stock Options and NQSOs. Incentive Stock Options may only be granted to US Persons and may not be exercisable for more than ten (10) years from the date of grant. A US Person who owns (or is deemed to own by Code Section 424(d)) Shares with more than ten percent (10%) of the total combined voting power of the Company may not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Shares at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares underlying Incentive Stock Options granted to a Participant that become exercisable during any calendar year exceeds $100,000, the portion of the Options that exceed such limit shall be treated as NQSOs. An Incentive Stock Option shall not be transferable except from a decedent to an estate or by bequest or inheritance. An NQSO granted to a US Person shall be transferable only if and to the extent provided in the Option Agreement. Options granted to US Persons as Incentive Stock Options that fail to satisfy all the requirements for Incentive Stock Options at any time shall thereafter be deemed to be NQSOs.

6.          Exercise Price. The exercise price per share of any Option granted pursuant to this Plan shall be any price determined by the Board in accordance with Applicable Law. In addition, the exercise price per share of any Option granted to a United States resident or a person subject to United States income taxation (“US Persons”) shall be equal to or greater than the Fair Market Value of the Shares on the date of grant. No Options subject to Code Section 162(m) shall be granted unless the grant of such Options qualifies as qualified performance based compensation pursuant to Treasury Regulations Section 1.162-27(e)

7.          Exercise of Options. An Option shall be deemed exercised when (i) the Company has received notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate price of the Shares as to which the Option is exercised has been made. The consideration paid for the Shares upon exercise of an Option, as well as the method of payment of the exercise price, shall be determined by the Board in accordance with Applicable Law, the Company’s constitution, NYSE MKT rules and the Listing Rules.

8.          Vesting of Options. Options may be fully vested at the time of grant or may become exercisable in periodic installments as the Board determines at the time of grant or, in the case of Initial Options or Automatic Options, as provided in this Plan. Option vesting may also be subject to such other terms and conditions, including performance or other criteria, as the Board deems appropriate in each case.

9.          Exercisability and Expiration of Options. Each Option granted under this Plan shall become exercisable in such amounts, at such intervals, and upon such terms as the Board shall provide in accordance with Applicable Law and this Plan. The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time provided by the Board when granting the Option or, in the case of Initial Options or Automatic Options, as provided in this Plan.

10.         Issuance of Shares.

(a)          Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares upon exercise of Options if such issuance would violate Applicable Law.

(b)          As a condition to any sale or issuance of Shares upon exercise of any Option, the Board may require such agreements or undertakings as the Board may deem necessary or advisable to facilitate compliance with any applicable law or regulation.

(c)          The Company may not grant Options or issue Shares upon exercise of Options to any consultants or advisors who are US Persons if the services provided by such consultants or advisors are either (i) rendered in connection with the offer or sale of securities in a capital-raising transaction or (ii) directly or indirectly promote or maintain a market for the Company’s securities.

11.         Initial Grants of Options.    Immediately upon the approval of this Plan and of the specific grant of such Options by the Company’s shareholders, the following Options (the “Initial Options”) shall be granted to the Participants below, effective on the date of shareholder approval (the “Effective Date”), without any further action by the Board so long as named the Participants continue to hold the positions with the Company set forth below:

Position with Company	Participant Name	Number of Shares	Term (years)
Chairman of the Board	Peter Hill	30,000,000 (150,000 ADSs)	10

CEO/Managing Director	Terence Barr	60,000,000 (300,000 ADSs)	10

Other Directors (2)	Greg Channon & Denis Rakich	24,000,000 (120,000 ADSs) each	10

TOTALS	4 Grants	138,000,000 Shares (690,000 ADSs)

The Initial Options shall be unvested on the date of grant but will fully vest on the one year anniversary of the shareholder approval of this Plan so long as the Participant continues to hold the “Position with Company” designated above on such anniversary date. If a Participant designated above to receive Initial Options no longer holds the Position with Company set forth above on the date of shareholder approval of this Plan, then no Options will be granted to such Participant. In the event a new Eligible Person has been named to such Position with Company on the date of shareholder approval in replacement of any of the Participants named above, the Board may, in its discretion, elect to grant the Option to such replacement. The grant of Initial Options shall not prevent or restrict the Board from granting additional Options to the same or different Participants in the future, in its discretion, subject to Applicable Law, including all shareholder approval requirements. Initial Options that are eligible to be ISOs will be granted as ISOs if and to the extent that they are eligible to be so granted.

The exercise price of Initial Options granted to US Persons shall be the Fair Market Value on the date of shareholder approval of the Plan. The exercise price of Initial Options that are granted to non-US Persons shall be one hundred forty three percent (143%) of Fair Market Value, provided, however, that if the exercise price for non-US Persons can be set lower than such amount without causing the non-US Person Recipients to incur immediate taxation upon grant of the Initial Options, then the Board may lower the exercise price so long as it is equal to or greater than Fair Market Value.

12.         Shares Subject to Plan. Three hundred twenty million (320,000,000) Shares (which are the equivalent of one million six hundred thousand (1,600,000) ADSs) are initially reserved and available for Options granted under this Plan, including the one hundred thirty eight million (138,000,000) Shares (the equivalent of 690,000 ADSs) in Initial Options granted upon the approval of this Plan by shareholders to Directors so that one hundred eighty two million (182,000,0000) Shares (the equivalent of 910,000 ADSs) remaining for potential grant to Eligible Persons by the Board. The maximum number of Shares subject to Awards that may be granted under this Plan to any one Participant in any one calendar year is also sixty million (60,000,000) Shares (the equivalent of 300,000 ADSs), unless a greater number is authorized by a resolution approved by the Board and the shareholders, in which event the maximum shall be increased to such number. Shares that are the subject of Options that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Shares are added back in to the Plan and may be granted again if and to the extent otherwise permitted by this Plan. When Shares or ADSs are tendered to the Company by a Participant to pay the exercise price of an Option or to satisfy tax withholding obligations, the Shares tendered will likewise be added back to the number of Shares or ADSs available for issuance under this Plan.

13.         Termination of Continuous Service. Unless otherwise provided by the Board when an Option is granted, in the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option if and to the extent that the Participant was entitled to exercise such Option immediately prior to such termination so long as such exercise is made by the earlier of (i) the date that is twelve (12) months following the termination of Continuous Service or (ii) the expiration of the term of the Option. If, after termination of Continuous Service, the Option holder does not exercise his or her Option within the time specified herein or as modified by the Option Agreement, the Option shall lapse.

14.         Administration of the Plan. The Plan shall be administered by the Board or an authorized committee of the Board, either of which shall have the authority to adopt such rules and regulations as are necessary or desirable for the implementation and administration of the Plan and to make such determinations as are not inconsistent with the Plan.

15.         Amendment and Discontinuation of the Plan. The Board may from time to time amend, suspend or terminate the Plan. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

16.         Termination Date. This Plan shall terminate ten (10) years from the date that it is approved by Company’s shareholders but must be submitted to shareholders for re-adoption every three (3) years during that period. Notwithstanding the termination of this Plan, Options granted prior to the termination of this Plan shall continue in effect according to their terms and the Board shall continue to have responsibility for administering all such outstanding Options.

17.         Governing Law. The Plan will be governed by, and construed and enforced in accordance with, the laws of Australia, the United States of America and the State of Colorado, in each case as applicable under the circumstances. In the event of a conflict between the various laws, the Board shall determine which law is applicable.

18.         No Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the voting or other rights of a holder with respect to, the Shares underlying an Option prior to exercise of the Option.

19.         No Promise of Continuing Employment or Service. The grant of an Option by the Board or this Plan shall not give any rights to a Participant to continue to be employed by or otherwise serve Company.

20.         Tax Withholding Obligations. Company will require Participants to pay all applicable federal, state or local taxes at the time of exercise or vesting if and as required by law. The Company may satisfy such payment obligation by withholding all or a portion of such amounts from wages, fees or other funds otherwise due to the Participant from the Company. If insufficient funds are available from such withholding, the Board may, in its sole discretion, allow the Participant to: (i) authorize the Company to withhold Shares from the Shares otherwise issuable to the Participant upon the exercise of the Option, up to the amount of taxes owed for the exercise; or (ii) deliver to the Company other owned and unencumbered Shares or ADSs. The Board may in any event require the Participant to tender a cash payment of some or all of the taxes due upon exercise of an Option.

21.         Section 280G Cut-Back. If the Board determines, in its sole discretion, that any payment or distribution by the Company required or permitted by this Plan (“Payment”) to or for the benefit of a Participant who is a US Person would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (together with any such interest and penalties, the “Excise Tax”), such Payments shall be reduced, to the extent required to prevent the imposition upon the Participant of any Excise Tax.

If a reduction in Payments is required pursuant to the immediately preceding paragraph, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction. For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”). In determining the denominator for purposes of the preceding sentence (1) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G; (2) the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-1; and (3) other reasonable valuation assumptions as determined by the Company shall be used. Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first.

22.         Capitalization Adjustments. If any change is made in the number of issued and outstanding Shares of the Company without the receipt of consideration by the Company (whether by merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, in kind property dividend, stock split, reverse stock split, exchange of shares or otherwise), all issued and outstanding Options and all unissued Automatic Options will be appropriately adjusted by the Board. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

23.         Asset Sale, Merger, Consolidation, or Series of Transactions. Unless otherwise provided by the terms of an Option at the time of grant, upon (i) sale, lease or other disposition of all or substantially all of the Company’s assets, (ii) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (individually, a “Change of Control”), then, unless otherwise determined by the Board, the surviving or acquiring shall assume all outstanding Options or replace them with substantially identical options in that corporation or other property with equivalent value.

24.         Amendment of Plan. The Board at any time, and from time to time, may amend the Plan, provided, however that no amendment shall be effective unless it complies with Applicable Law and is approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code or, if applicable, 1934 Act Rule 16b-3 or any securities exchange listing requirements. A Participant’s rights in an Option granted before an amendment of this Plan shall not be impaired by any such amendment without the written consent of the Participant.

25.         Compliance with International Requirements. If any Option is granted to an Eligible Person who is not a US Person, the Board may, in its sole discretion, modify the provisions of this Plan or any Option as they pertain to such individuals to comply with applicable law, regulations or accounting rules.

26.         Code Section 409A. Options granted to US Persons under this Plan are intended to be exempt from, or to comply with, the provisions of Section 409A of the Code, and this Plan and all Options granted hereunder shall be interpreted accordingly. Notwithstanding anything herein to the contrary, the Company shall have the discretion and authority to amend this Plan or any Options granted hereunder at any time to the extent necessary or advisable to satisfy any requirements of Section 409A of the Code or guidance published thereunder. However, the Company or any Affiliate shall have no liability for any failure of the Plan or any Option to satisfy Code Section 409A, and the Company does not guarantee that the Plan or any Stock Award complies with Code Section 409A.

27.         Limitation on Issuances. No Option will be issued under the Plan to a director or officer of the Company without prior shareholder approval if and to the extent required by Applicable Law.

28.         No ASX Quotation. No application will be made for quotation of the Options by the ASX or any other securities exchange.